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                                                                     Exhibit 99.

                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE
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              PICO HOLDINGS ANNOUNCES DEBT CONVERSION FOR P C QUOTE



         (LA JOLLA, CALIFORNIA)--SEPTEMBER 30, 1998--PICO Holdings, Inc. ("PICO") and its wholly-owned subsidiary, Physicians Insurance Company of Ohio ("Physicians"), announced today that on September 23, 1998 they signed an agreement with P C Quote, Inc. The agreement provides for the conversion of Physicians' $2,500,000 subordinated convertible debenture and PICO's $3,290,000 working capital loan, plus accrued interest of approximately $800,000 into convertible preferred stock of P C Quote.

         Under the terms of the agreement, Physicians would receive Series A 5% Convertible Preferred Stock through the conversion of the subordinated convertible debenture, and PICO would receive Series B 5% Convertible Preferred Stock for the cancellation of the working capital loan. The preferred shares are convertible into shares of common stock at a maximum price of $1.5625 per share for the Series A shares, and $1.3125 per share for the Series B shares (the closing price of P C Quote stock as of the date the agreement was signed).

         In addition, PICO will receive a Warrant to purchase the number of common shares equal to the sum of 10% of the subordinated convertible debenture balance plus the amount of the working capital loan, divided by the Series B closing price, at an exercise price of 120% of the Series B closing price per share.

         The minimum number of common shares to be issued upon full conversion would be 1,870,800 shares in exchange for the Series A preferred shares and 2,794,500 shares in exchange for the Series B preferred shares. The agreement is subject to satisfaction of certain conditions, including approval by P C Quote's shareholders. It is anticipated that the approval process will be completed prior to year-end.

         PICO Holdings, Inc. is an insurance and investment holding company with headquarters in La Jolla, California. Its shares are traded on the Nasdaq-National Market under the symbol "PICO".


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CONTACT:  GARY W. BURCHFIELD    CHIEF FINANCIAL OFFICER AND TREASURER (EXT. 207)
          JAMES F. MOSIER       GENERAL COUNSEL AND SECRETARY (EXT. 202)
          RICHARD H. SHARPE     CHIEF OPERATING OFFICER (EXT. 201)

          (619) 456-6022

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